EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-270042) on Form S-3 and in the related Prospectus, and in the Registration Statement (No. 333-287645) on Form S-8, of our report dated February 27, 2026, with respect to the consolidated financial statements of FTAI Aviation Ltd. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York

February 27, 2026